UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. _)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ADAMIS PHARMACEUTICALS CORPORATION

(Name of Registrant as Specified In Its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

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	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Explanatory Note

On April 27, 2023, Adamis Pharmaceuticals Corporation (the “Company”) updated disclosure on a page in the “Investors and Media” portion of its corporate website, concerning the Company’s upcoming special meeting of stockholders to be held on May 15, 2023, to vote on certain matters relating to the previously announced proposed merger transaction pursuant to the Agreement and Plan of Merger and Reorganization dated February 24, 2023, by and among the Company, DMK Pharmaceuticals Corporation (“DMK”), and Aardvark Merger Sub, Inc., a wholly-owned subsidiary of the Company, and a video presentation concerning the proposed transaction. A copy of the page on the Company’s website is set forth below, and a transcript of the video presentation is attached hereto.

MERGER NEWS: Adamis Pharmaceuticals announces special meeting of stockholders to vote on matters relating to the proposed merger with DMK Pharmaceuticals. Read the proxy statement. Vote HERE.

ADAMIS Pharmaceuticals Corporation

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Adamis Files Proxy Statement Relating To Proposed Merger with DMK Pharmaceuticals

Adamis has filed a proxy statement relating to a special meeting of stockholders to consider and vote on certain matters relating to the proposed merger with DMK Pharmaceuticals. DMK Pharmaceuticals is a private, clinical-stage neuro-biotech company focused on developing first-in-class therapeutics targeting large, unmet needs. Watch the video to listen to Adamis CEO, David Marguglio and DMK CEO, Ebrahim Versi, MD, PhD discuss the merger.

- Read the proxy statement
- Place your vote here (you will need the control number that appears on your proxy card or voting instruction form)
- Questions? Call +1 (888) 368-0379 to speak with a representative

Adamis/DMK Merger Announcement
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Overview

NASDAQ: ADMP

$0.10

+ 0.004 (0.00%)

Data Provided by Refinitiv. Minimum 15 minutes delayed.

Adamis Pharmaceuticals Corporation is a specialty biopharmaceutical company primarily focused on developing and commercializing products in various therapeutic areas, including allergy, opioid overdose, respiratory and inflammatory disease. The Company's SYMJEPI®

 Additional Information about the Merger and Where to Find It

Adamis has filed a definitive proxy statement in connection with the proposed transaction.  Investors and stockholders are urged to read the proxy statement, and any supplement and amendments thereto, because it will contain important information about the transaction.  The accompanying presentation does not constitute an offer of any securities for sale or the solicitation of any proxy. This presentation does not contain all the information that should be considered concerning the matters to be considered at the company’s special meeting of stockholders, and is not intended to form the basis of any investment decision or any other decision in respect of such matters.  BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, ADAMIS’ STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION CAREFULLY AND IN ITS ENTIRETY BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS.  Investors and stockholders may obtain free copies of the proxy statement and other relevant documents (when they become available) and other documents filed with the Securities and Exchange Commission at the Securities and Exchange Commission's web site at: www.sec.gov.  In addition, investors and stockholders may obtain free copies of the documents filed with the Securities and Exchange Commission by Adamis by contacting David C. Benedicto, Adamis’ chief financial officer, at (858) 997-2400.

Participants in the Solicitation

Adamis and DMK, and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies from the companies’ stockholders in connection with the proposed transaction.  Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction is included in the proxy statement to be filed by Adamis.  Investors and security holders are urged to read the Company’s proxy statement and the other relevant materials before making any voting or investment decision with respect to the proposed transaction.  Additional information regarding directors and executive officers of Adamis is also included in the Company’s annual report on Form 10-K for the year ended December 31, 2022, filed with the Securities and Exchange Commission, which is available as described above.

Transcript of Video Presentation

[INTERVIEWER] Welcome to our discussion about the proposed merger transaction between Adamis Pharmaceuticals and DMK Pharmaceuticals. Recently, Adamis announced that they had entered into an agreement and plan of merger with DMK Pharmaceuticals. I'm here with the CEOs of both organizations to learn more as they share with us about the planned merger and how they believe this will be positive for investors.

David, why is Adamis merging?

[MARGUGLIO] Our decision to merge came after Adamis’ lead development compound, Tempol, as a treatment for COVID-19 missed the primary endpoint in a phase two clinical trial. Following that we initiated a process to explore strategic alternatives for the company. Working with our investment bankers, we explored a number of strategic options ranging from a divestiture of one or more assets to a complete sale of the company. Having concluded that process, we believe the strategy that provides the best path forward for both companies and that has the potential to deliver significant value for Adamis shareholders is a merger with DMK Pharmaceuticals.

[INTERVIEWER] What is the strategic importance of this opportunity and the advantages?

[MARGUGLIO] Well the advantage and most obvious strategic value will be realized with the addition of DMK's library of more than 750 small molecules to Adamis’ development pipeline. Each of these represents an opportunity to either develop in-house or out license to third parties for development into product candidates for any number of potential indications. The secondary and perhaps most important aspect of this opportunity is to partner with Dr. Versi and his team to identify and potentially develop multiple groundbreaking treatments for some of the worst neurological diseases we face.

[INTERVIEWER] Dr. Versi, what is the strategic importance of this opportunity and the advantages?

[VERSI] Forgive me. I've been traveling a lot and giving a lot of talks, and my voice is somewhat hoarse. But to answer your question the strategic importance and advantage of this combination is truly a synergy of assets with highly alluring potential.

[INTERVIEWER] Share with us what excites you the most about the DMK platform.

[MARGUGLIO] Well, I think what excites me first and foremost is the potential to better combat the growing opioid crisis. The opioid crisis became very personal for me two years ago when my only niece died of an accidental fentanyl overdose. And while I'm very proud that with ZIMHI Adamis is helping to save lives of overdose victims, with DMK's lead compound, 125, we can dramatically move upstream of that patient journey to potentially interrupt the cycle of opioid addiction before it leads to an overdose, and ultimately potentially prevent addiction altogether by providing patients and physicians with a safer, less addictive treatment for acute and chronic pain.

[INTERVIEWER] Dr. Versi, could you please share with us why you're excited about the potential of the combined companies?

[VERSI] We have the opportunity to develop novel, life-changing products and address huge unmet medical needs. Each of the lead product candidates could be a blockbuster. Two have already been in human clinical trials and the third is very close and of course there are many more in the pipeline. Only one, and I repeat only one, needs to be successful to have a tremendous impact on the share price.

[INTERVIEWER] Where does the passion and the drive for this come from?

[VERSI] The passion and the drive for me comes from the team. As a team, we want to make a difference for patients, for shareholders and for ourselves. I have seen how addiction destroys lives and families. We have the opportunity to dramatically change that. We are passionate about bringing new medicines to the market. I want to build a company that will be the leader in the addiction space and therefore create significant value for investors, while saving lives.

[INTERVIEWER] Harvard, Oxford, Cambridge. Unmask Dr. Eboo Versi; share with us who you are.

[VERSI] Who am I? I'm of Indian extraction but was born in Zanzibar and brought up in England. I was fortunate to get my bachelor's degree and PhD at Oxford University and then my medical degree at Cambridge University. I worked as a surgeon at top London academic hospitals until I was recruited and imported to Harvard to set up the first urogynecology program at the Brigham and Women's Hospital. On the back of this academic background, I gained pharmaceutical street smarts from the industry by working at big Pharma, including Pfizer, and then I rolled up my sleeves, got into the trenches at smaller companies including startups. I see this merger as the pinnacle of my career.

[INTERVIEWER] Where does the alignment, synergies, and connection between Adamis and DMK show up?

[VERSI] The synergy and connection comes with Adamis’ established infrastructure and access to public market capital. I believe the DMK product can be approved more quickly without surrendering significant value to venture capital. Adamis’ products and DMK’s development candidates present a risk-diversified portfolio which is especially important in a time of market uncertainty.

[INTERVIEWER] How will this business combination be life-changing for patients?

[VERSI] This will be life-changing for patients suffering from opiate addiction and Parkinson's disease, and many more things that we have in the pipeline because these patients are so underserved and the treatments available today are decades old. We believe that DMK’s innovative products will be lifesaving and life changing.

[INTERVIEWER] What makes DMK’s platform so special?

[VERSI] This platform is special because we have 750 molecules in the library, but their utility has not been fully tested. This allows us to have backup molecules and also new medicines for new indications. However, our intended business model will be to only advance drugs ourselves towards commercialization for those indications which are within our areas of expertise. For the others, we plan to out license once proof of concept has been proven in order to benefit from revenue such as upfront, milestones and royalty payments.

[INTERVIEWER] Where are the bottom-line potential blockbuster results for investors?

[VERSI] The bottom-line blockbuster results I think would be that Adamis’ products have excellent utility, but their market potential has yet to be achieved. I believe that the new energized company will change this. The merger will result in a combined portfolio that has a risk-adjusted net present value that is significantly greater than the current value of the Adamis products alone.

[INTERVIEWER] How will the combined company be structured?

[VERSI] As the new CEO of the combined company, I'll be bringing my long-standing medical expertise and experience in clinical trials and drug development. The company's emphasis will shift from branded generics to novel clinical development. I will be supported by a newly energized board. The infrastructure of Adamis will remain to ensure stability and a smooth transition. However, as we add headcount we intend to introduce a hybrid model of working from home so that we're not constrained by geography when it comes to finding the best talent.

[INTERVIEWER] The Adamis share price has not done so well recently. What makes you think this merger can change that?

[MARGUGLIO] In reference to the stock price, I think the net effect of the merger is positive for investors and I think that they should view this as a completely new company with new leadership, and a significant shift in strategy.

[VERSI] It's true...the revenues could have been better with the approved products, but market perception is changing rapidly, and this should drive up sales. I believe that adding DMK’s portfolio with so many synergies would make the upside potential substantially greater. Investors will recognize this and reward us accordingly.

[ADDITIONAL DISCLOSURE] Thank you for viewing the presentation today. Adamis has filed a proxy statement with the SEC in connection with a special meeting of stockholders to be held to vote on matters relating to the proposed merger transaction. The proxy statement contains information about Adamis, DMK and the proposed transaction. The Company will mail the proxy statement to all stockholders of record, but anyone mail obtain the proxy from the SEC’s website at www.sec.gov. The statement and accompanying ballot will describe the matters to be decided at the special meeting, as well as voting instructions. Adamis urges stockholders to read the proxy and other Company documents filed with the SEC in their entirety and to ensure all of their shares are represented at the forthcoming meeting. Thank you! Adamis Pharmaceuticals

***** END OF VIDEO *****